Exhibit 10.2

LONE STAR TECHNOLOGIES, INC.
FORM OF STRATEGIC INCENTIVE PLAN PARTICIPANT
RESTRICTED STOCK AGREEMENT

Restricted Stock
Granted Pursuant to the
2004 Long-Term Incentive Plan

Section 1.               Date of Grant.  This grant of restricted stock is made on              , 20          (the “Date of Grant”) pursuant to and subject to the terms hereof and all of the terms and conditions of the 2004 Long-Term Incentive Plan (the “Plan”) of Lone Star Technologies, Inc. (“LST”).

Section 2.               Grant.  LST hereby grants to               (the “Participant”)                shares (the “Shares”) of Common Stock, $1.00 par value per share, of LST (“Common Stock”) subject to the restrictions and upon the terms and conditions hereinafter stated.

Section 3.               Restrictions on Transferability.  The Shares shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by Participant other than to LST until they are vested in accordance with the terms hereof.

Section 4.               General and Accelerated Vesting.  Unless vesting is accelerated in accordance with this Section or Section 5 hereof, Participant’s ownership of the Shares not previously forfeited shall vest on the date which is 72 months after the Date of Grant.  Non-vested Shares not previously forfeited shall immediately vest in Participant if Participant’s employment terminates by reason of Participant’s death, retirement after age 65 or retirement with the consent of LST (subject, in the case of retirement, to such other conditions as LST may impose).  In addition, if there is a Change in Control (within the meaning of Section 9(d) of the Plan) and, within two years after the Change in Control, Participant’s employment is terminated by the Company without Cause (within the meaning of Section 5(e)(ii) of the Plan) or is terminated by Participant as a result of a reduction of his compensation or any material change in location, authority, duties or other working conditions of his employment, all of the Shares not then vested and not previously forfeited shall immediately vest in Participant upon the date of such termination.

Section 5.               Performance-Based Vesting.  Non-vested Shares not previously forfeited will become vested in accordance with the performance matrix set forth in Schedule A annexed hereto. Years 1 through 7 shall refer to seven successive fiscal years of LST, and Year 1 shall refer to the fiscal year of LST which includes the Date of Grant.  For the purposes of Schedule A, the “Year 1 Objective” is a goal (an “IBT Goal”) approved by the Human Resources Committee of LST (the “Human Resources Committee”) with respect to the income before taxes (“IBT”) of LST, which IBT Goal relates to Year 1; the “Year 2 Objective” is the IBT Goal for Year 2; the “Year 3 Objective” is the IBT Goal for Year 3; the “Year 1 Objective Shortfall” is the excess, if any, of the Year 1 Objective over LST’s IBT for Year 1; and the “Year 2 Objective Shortfall” is the excess, if any, of the Year 2 Objective over LST’s IBT for Year 2.  If any Shares become vested under Rows I or J of Schedule A, then Rows C and G shall become inapplicable.  If any Shares become vested under Rows K or L of Schedule A, then Rows D and F shall become inapplicable.  If any Shares become vested under this Section 5, then Section 4 shall cease to apply and future vesting, if any, will be determined under this Section 5 (subject to acceleration under the second and third sentences of Section 4 above).  Determinations as to whether the Year 1 Objective, Year 2 Objective or Year 3 Objective has been achieved, whether the Year 2 IBT equals or exceeds the sum of the Year 2 Objective and the Year 1 Objective Shortfall or whether the Year 3 IBT equals or exceeds the sum of the Year 3 Objective and the Year 2 Objective Shortfall, shall be made by the Human Resources Committee based on audited financial statements for the appropriate year.  Any vesting of Shares for a particular year shall become effective as of the date of the applicable determination by the Human Resources Committee.  Any decision of the Human Resources Committee as to any question with respect to the Shares granted hereunder shall be final and conclusive on all persons.

Section 6.               Forfeiture. The Participant shall forfeit any unvested Shares upon the termination of the Participant’s employment with LST (other than a termination of employment that results in the vesting of Participant’s Shares pursuant to the provisions hereof).

Section 7.               Stock Certificates.  LST shall retain physical possession of the certificate(s) evidencing the Shares until the Shares become vested or the Shares are forfeited. Participant shall deliver to LST stock powers, endorsed in blank, relating to the Shares as soon as practical after the Date of Grant.

Section 8.               Voting and Dividends.  All voting rights with respect to the Shares shall be exercisable by Participant notwithstanding the restrictions imposed on the Shares herein.  Any cash dividends paid on the Shares shall be remitted to Participant, subject to applicable withholding.  Stock distributed in connection with a stock split or stock dividend with respect to the Shares shall be subject to the restrictions and risk of forfeiture to the same extent as the Shares.

Section 9.               Tax Withholding.  When the restrictions imposed on any of the Shares lapse, the Participant shall pay to LST in cash, or in Shares, or make other arrangements satisfactory to LST regarding the payment of, any federal, state or local taxes required by law to be withheld with respect to the Shares, and LST and its subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment otherwise due to Participant any federal, state or local tax required by law to be withheld with respect to the Shares. Notwithstanding the foregoing, if Participant elects, within 30 days of the Date of Grant, to include in taxable income the fair market value of the Shares, Participant shall promptly pay to LST in cash any federal, state or local taxes required to be withheld with respect to the Shares.

Section 10.             Rights of Participant.  Nothing herein contained shall confer on Participant any right with respect to the continuation of employment or interfere with the right of LST or LST’s shareholders, as applicable, to terminate such employment.

Section 11.             Provisions of the Plan Control. This restricted stock grant is subject to all the terms, conditions and provisions of the Plan, a copy which has been furnished or made available to Participant, and to such rules, regulations and interpretations as may be established or made by the Human Resources Committee acting within the scope of its authority and responsibility under the Plan. The applicable provisions of the Plan shall govern in any situation where this instrument is silent or where the applicable provisions of this instrument are contrary to or not reconcilable with such Plan provisions.

Section 12.             Miscellaneous.  LST shall have the right to offset against its obligation to deliver any of the Shares any outstanding amounts owed by Participant to LST at the time those Shares would otherwise be delivered. This restricted stock grant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws. The terms of this award may not be amended, except as provided in the Plan or by a written instrument executed by LST and Participant.

LONE STAR TECHNOLOGIES, INC.

By:
Name:
Title:

SCHEDULE A

	Achievement	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7

A	None of Year 1 Objective, Year 2 Objective or Year 3 Objective achieved.	0	0	0	0	0	100%

B	Year 1 Objective achieved but neither Year 2 Objective nor Year 3 Objective achieved.	33 1/3%	0	0	0	0	66 2/3%

C	Year 2 Objective achieved but neither Year 1 Objective nor Year 3 Objective achieved.	0	33 1/3%	0	0	0	66 2/3%

D	Year 3 Objective achieved but neither Year 1 Objective nor Year 2 Objective achieved.	0	0	33 1/3%	0	0	66 2/3%

E	Both Year 1 Objective and Year 2 Objective achieved but Year 3 Objective not achieved.	33 1/3%	33 1/3%	0	0	0	33 1/3%

F	Both Year 1 Objective and Year 3 Objective achieved but Year 2 Objective not achieved.	33 1/3%	0	33 1/3%	0	0	33 1/3%

G	Both Year 2 Objective and Year 3 Objective achieved but Year 1 Objective not achieved.	0	33 1/3%	33 1/3%	0	0	33 1/3%

H	Each of Year 1, Year 2 and Year 3 Objectives achieved.	33 1/3%	33 1/3%	33 1/3%	—	—	—

I	Year 1 Objective not achieved but Year 2 IBT equals or exceeds sum of (i) Year 2 Objective and (ii) Year 1 Objective Shortfall. Year 3 Objective not achieved.	0	66 2/3%	0	0	0	33 1/3%

J	Year 1 Objective not achieved but Year 2 IBT equals or exceeds sum of (i) Year 2 Objective and (ii) Year 1 Objective Shortfall. Year 3 Objective achieved.	0	66 2/3%	33 1/3%	—	—	—

	Achievement	Year 2	Year 3	Year4	Year 5	Year 6	Year 7

K	Year 1 Objective not achieved. Year 2 Objective not achieved but Year 3 IBT equals or exceeds sum of (i) Year 3 Objective and (ii) Year 2 Objective Shortfall.	0	0	66 2/3%	0	0	33 1/3%

L	Year 1 Objective achieved. Year 2 Objective not achieved but Year 3 IBT equals or exceeds sum of (i) Year 3 Objective and (ii) Year 2 Objective Shortfall.	33 1/3%	0	66 2/3%	—	—	—